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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' REPORT ON THE CONSOLIDATED FINANCIAL STATEMENT SCHEDULE AND CONSENT

The Board of Directors
Dey, Inc.:

The audits referred to in our report dated January 15, 1999, except as to Note 11, which is as of April 28, 1999, included the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1998, included in the registration statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

                                    KPMG LLP


San Francisco, California
April 30, 1999